Exhibit 99.1

Dear Shareholder,

Please find enclosed Highlands’ dividend payment for the first quarter of 2006.

In an effort to improve communication to you ,the shareholder, and give you a better idea of our ongoing performance, we’ve made some changes in our dividend procedure. The first of these changes is the inclusion of this short informational pamphlet which highlights our financial performance. Our plan is to include a similar communication with each future dividend payment. The second change is that we have moved up our dividend payment dates. Historically, we have paid dividends for a quarter on the last day of the quarter, or, in the case of the fourth quarter, on December 15. The inclusion of added communication with the dividend payment required that, to deliver our shareholders more timely information, we accelerate dividend payments to the middle of the quarter instead of the end of the quarter. Our hope is that these changes will be of benefit to you, our shareholders.

As you can see from the information at the right, your Company completed a successful 2006. Net income for the year increased 18.75% as compared to last year, and for the third consecutive year represented record net income for Highlands Bankshares. Return on Average Equity and Return on Average Assets also increased for the third consecutive year.

Total assets increased 5.85% from December 31, 2005 to December 31, 2006, and the Company continues to maintain a strong capital base.

We would also like to take this opportunity to thank all the employees of the organization for their efforts throughout the year as they are an integral part of our success.

As always, we will strive during 2007 and future periods to continue the success shown in 2006.

Sincerely,
/s/ C.E. Porter
C.E. Porter
President & Chief Executive Officer

The table below provides financial highlights of Highlands Bankshares, Inc. for the past five years:
	Years Ending December 31,
	(dollar amount in thousands, except per share amounts)
Summary of Results of Operations	2006	2005	2004	2003	2002
Total Interest Income	$23,894	$19,813	$17,729	$18,283	$18,970
Total Interest Expense	7,909	5,761	4,711	6,338	7,705
Net Interest Income	15,985	14,052	13,018	11,945	11,265

Provision for Loan Losses	682	875	920	1,820	820

Net Interest Income After Provision for Loan Losses	15,303	13,177	12,098	10,125	10,445

Other Income	2,023	1,669	1,597	1,367	1,304
Other Expense	10,420	9,128	8,938	8,247	8,048

Income Before Income Taxes	6,906	5,718	4,757	3,245	3,701

Income Tax Expense	2,391	1,916	1,551	1,012	1,179

Net Income	$4,515	$3,802	$3,206	$2,233	$2,522

Per Share of Common Stock
Net Income	$3.14	$2.65	$2.23	$1.55	$1.73
Dividends	$.94	$.82	$.63	$.56	$.51

Return on Average Assets	1.29%	1.21%	1.07%	.73%	.89%
Return on Average Equity	12.67%	11.53%	10.36%	7.60%	8.87%

	Balances at December 31,
Selected Balance Sheet Data	2006	2005	2004	2003	2002
Total Assets	$357,316	$337,573	$299,992	$301,168	$296,672
Total Shareholders’ Equity	37,076	33,992	31,655	29,549	28,365

Smith Elliott Kearns & Company, LLC, Highlands’ Registered Independent Certified Public Accounts, as of February 14, 2007 had not issued an opinion letter relating to its audit of Highlands’ 2006 results of operations or balance sheet as of December 31, 2006. Therefore, the results of operations for 2006 and asset, liability and capital totals for December 31, 2006 contained in the table above should not be construed as audited results.

Stock transfers and inquiries should be addressed to our transfer agent at:
Registrar & Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
Telephone: 1-800-368-5948

Inquiries regarding the information contacted herein, or requests for copies of the Company’s SEC filings or Annual Reports to Shareholders should be addressed to:
Highlands Bankshares, Inc.
Attn: Alan Miller
P.O. Box 929 Petersburg, WV 26847
Telephone 304-257-4111